Exhibit (m)(2)(ii)

FORM OF

May 1, 2010

ING Variable Portfolios, Inc.

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258

Re:	Reduction in Fee Payable under the ING Variable Portfolio, Inc. Shareholder Service and Distribution Plan

Ladies and Gentlemen:

ING Funds Distributor, LLC (“IFD”) hereby waives a portion of the distribution fee payable to IFD for ING International Index Portfolio, a series of ING Variable Portfolios, Inc. (“IVPI”), pursuant to the IVPI Shareholder Service and Distribution Plan for Class ADV Shares (the “Distribution Plan”) in an amount equal to 0.01% per annum on the average daily net assets attributable to Adviser Class Shares as if the distribution fee specified in the Distribution Plan were 0.24%. By this letter, we agree to waive that fee for the period May 1, 2010 through May 1, 2011.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

Todd Modic Senior Vice President

Agreed and Accepted: ING Variable Portfolios, Inc.

By:
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Funds Distributor, LLC